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                                                                   EXHIBIT 99.6

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]


We hereby consent to (i) the inclusion of our opinion letter (the "Salomon Opinion") dated September 3, 2001 to the Board of Directors of Compaq Computer Corporation included as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Amendment No. 3 to Form S-4, (ii) the inclusion of a summary of the Salomon Opinion under the caption "THE MERGER--Consideration of the Merger by the Compaq Board of Directors--Opinion of Compaq Financial Advisor" in the Joint Proxy Statement/Prospectus and (iii) the references to Salomon Smith Barney and the Salomon Opinion in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          SALOMON SMITH BARNEY INC.

                                                 /s/  SALOMON SMITH BARNEY
                                          By: _______________________________
New York, New York

January 31, 2002